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                      August 9, 2022

       Junwei Chen
       Chief Executive Officer
       Hailiang Education Group Inc.
       1508 Binsheng Road, Binjiang District
       Hangzhou City, Zhejiang 310051
       People   s Republic of China

                                                        Re: Hailiang Education
Group Inc.
                                                            Form 20-F for the
Fiscal Year Ended June 30, 2021
                                                            File No. 001-36907

       Dear Mr. Chen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services
       cc:                                              Ying Li